Exhibit 99.1

News Release

Sunoco LP Announces First Quarter 2016 Financial and Operating Results

•	Generated Adjusted EBITDA of $158.9 million
•	Completed final dropdown of the remaining wholesale fuel and retail marketing assets from ETP in March
•	Increased quarterly distribution by 2.0 percent versus 4Q 2015, 26.7 percent versus 1Q 2015
•	Maintained a cash coverage ratio of 1.14 times during 1Q and 1.30 times on a trailing 12-month basis
•	Achieved same store merchandise sales growth of 2.8 percent
•	Opened four new-to-industry locations with six under construction

Conference Call Scheduled for 9:00 a.m. CT (10:00 a.m. ET) on Thursday, May 5

HOUSTON, May 5, 2016 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today announced financial and operating results for the three-month period ended March 31, 2016.

Adjusted EBITDA (1) for the quarter totaled $158.9 million, compared with $128.2 million in the first quarter of 2015.  The favorable year-over-year comparison primarily reflects stronger retail and wholesale fuel margins as well as increased merchandise sales and merchandise margins. A full quarter’s contribution from the Partnership’s acquisition of the remaining 68.42 percent interest in Sunoco, LLC and the retail marketing assets from Energy Transfer Partners, L.P. (NYSE: ETP) is included in the first quarter results and the comparable period from the prior year.  Comparable period results from the prior year also include a full quarter’s contribution from the July 2015 Susser Holdings Corporation and April 2015 Sunoco, LLC dropdowns.

Distributable cash flow attributable to partners(1), as adjusted, was $111.5 million, compared to $30.5 million a year earlier, and distributable cash flow per common unit was $1.17.

Revenue was $3.2 billion, a decrease of 25.6 percent, compared to $4.3 billion in the first quarter of 2015. The decrease was the result of a 60-cent per-gallon decrease in the average selling price of fuel as well as a 2.4% decrease in total gallons sold.

Total gross profit was $498.7 million, compared to $441.1 million in the first quarter of 2015.  Key drivers of the increase were higher fuel margins, an increase in merchandise gross margin as well as the impact of acquisitions made and new-to-industry sites opened during 2015.

Income from operations was $91.8 million, versus $65.3 million in the first quarter of 2015, reflecting an increase in gross profit partly offset by increases in operating and depreciation expenses.

Net income was $62.0 million, or $0.47 per diluted unit, versus $49.3 million, or $0.44 per diluted unit, in the first quarter of 2015, reflecting an increase in operating income partly offset by an increase in interest expense.

On a weighted-average basis, fuel margin for all gallons sold in the first quarter increased to 14.7 cents per gallon, compared to 12.4 cents per gallon in the first quarter of 2015.  The increase was primarily attributable to favorable margins in supply and trading activity partly offset by rapidly rising refined product costs experienced toward the end of the first quarter.

Exhibit 99.1

Adjusted EBITDA for the wholesale segment was $102.2 million in the first quarter of 2016 versus $82.0 million in the first quarter of 2015.  Total wholesale gallons sold in the first quarter were 1,232.6 million, compared with 1,296.6 million in the first quarter of 2015, a decrease of 4.9 percent.  This includes gallons sold to consignment stores and third-party customers, including independent dealers, fuel distributors and commercial customers. The Partnership earned 11.4 cents per gallon on these volumes, compared to 9.6 cents per gallon a year earlier.

Adjusted EBITDA for the retail segment was $56.7 million in the first quarter of 2016 versus $46.2 million in the first quarter of last year.  Total retail gallons sold increased by 3.2 percent to 608.1 million gallons as a result of acquisitions made and new-to-industry sites opened during 2015. The Partnership earned 21.3 cents per gallon on these volumes, compared to 18.6 cents per gallon a year earlier.

Merchandise sales in the first quarter increased by 8.5 percent from a year ago to $524.1 million, reflecting acquisitions made and new-to-industry sites opened during 2015.  Merchandise sales contributed $166.4 million of gross profit from a retail merchandise margin of 31.7 percent.

Same store merchandise sales increased by 2.8 percent, reflecting strong performance across all of SUN’s convenience store operations, while same store fuel sales declined 1.0 percent, as a result of inclement weather on the East Coast and lower year-over-year activity in oil producing regions in South and West Texas.  In these oil producing regions, same store merchandise sales decreased by 13.3 percent, and same store fuel sales declined 16.0 percent.  Excluding these oil producing regions, same store sales increased by 5.9 percent and same store fuel sales increased by 1.1 percent.  Both same store merchandise sales and same store fuel sales benefited from a leap day in the first quarter by approximately 1.1 percent.

As of March 31, SUN operated approximately 1,315 convenience stores and retail fuel outlets along the East Coast, in the Southwest and in Hawaii. Third party operated locations totaled 5,525 locations.

SUN’s other recent accomplishments include the following:

•

The completion of the final dropdown, which included the remaining 68.42% interest in Sunoco, LLC and the retail marketing assets from ETP for approximately $2.2 billion in cash, including working capital adjustments, and the issuance to ETP of 5,710,922 SUN common units valued at approximately $194.0 million.  The transaction closed on March 31, 2016.  In connection with the closing of the acquisition SUN:

-	Entered into a $2.035 billion senior secured term loan facility to fund a portion of the cash consideration for the acquisition; and
-

Completed its previously announced sale of 2,263,158 SUN common units to Energy Transfer Equity, L.P. (NYSE: ETE) and received $64.5 million in proceeds which were used to repay borrowings under SUN's revolving credit facility.

•

On April 4, SUN issued $800.0 million of 6.25% Senior Notes due 2021 through an upsized private offering that raised proceeds, net of underwriter fees and expenses, of $789.4 million.  The notes proceeds were used to repay outstanding borrowings under its senior secured term loan facility.

SUN’s segment results and other supplementary data are provided after the financial tables below.

Distribution Increase

On April 25, the Board of Directors of SUN’s general partner declared a distribution for the first quarter of 2016 of $0.8173 per unit, which corresponds to $3.2692 per unit on an annualized basis.  This represents a 2.0 percent increase compared to the distribution for the fourth quarter of 2015 and a 26.7 percent increase compared with the first quarter of 2015. This is the Partnership’s 12th consecutive quarterly increase. The distribution will be paid on May 16 to unitholders of record on May 6.

Exhibit 99.1

SUN achieved a 1.14 times distribution coverage ratio for the first quarter. The distribution coverage ratio on a trailing 12-month basis was 1.30 times.

Liquidity

At March 31, SUN had borrowings against its revolving line of credit of $675.0 million and other long-term debt of $3.6 billion.  Availability on the revolving credit facility after borrowings and letters of credit commitments was $802.7 million.  Net debt to Adjusted EBITDA, pro forma for acquisitions, was 5.4 times at quarter end.

(1)

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and a reconciliation to net income.

Earnings Conference Call

Sunoco LP management will hold a conference call on Thursday, May 5, at 9:00 a.m. CT (10:00 a.m. ET) to discuss first quarter results and recent developments.  To participate, dial 412-902-0003 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations.

Sunoco LP (NYSE: SUN) is a master limited partnership that operates approximately 1,300 retail fuel sites and convenience stores (including APlus, Stripes, Aloha Island Mart and Tigermarket brands) and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in 30 states at approximately 6,800 sites. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns Sunoco's general partner and incentive distribution rights. For more information, visit the Sunoco LP website at www.SunocoLP.com

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com

Qualified Notice

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Exhibit 99.1

Contacts

Investors:

Scott Grischow, Senior Director – Investor Relations and Treasury

(361) 884-2463, scott.grischow@sunoco.com

Patrick Graham, Senior Analyst – Investor Relations and Finance

(610) 833-3776, patrick.graham@sunoco.com

Dennard-Lascar Associates

Anne Pearson

(210) 408-6321, apearson@dennardlascar.com

Media:

Jeff Shields, Communications Manager

(215) 977-6056, jpshields@sunocoinc.com

- Financial Schedules Follow –

Exhibit 99.1

SUNOCO LP

CONSOLIDATED BALANCE SHEETS

(in thousands, except units)

(unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$76,529	$72,627
Advances to affiliates	386,327	365,536
Accounts receivable, net	317,568	308,285
Receivables from affiliates	1,565	8,074
Inventories, net	344,459	467,291
Other current assets	70,807	46,080
Total current assets	1,197,255	1,267,893
Property and equipment, net	3,161,953	3,154,826
Other assets:
Goodwill	3,109,258	3,111,262
Intangible assets, net	1,271,488	1,259,440
Other noncurrent assets	62,688	48,398
Total assets	$8,802,642	$8,841,819
Liabilities and equity
Current liabilities:
Accounts payable	$393,776	$433,988
Accounts payable to affiliates	11,031	14,988
Accrued expenses and other current liabilities	261,617	307,939
Current maturities of long-term debt	4,824	5,084
Total current liabilities	671,248	761,999
Revolving line of credit	675,000	450,000
Long-term debt, net	3,517,912	1,502,531
Deferred tax liability	684,082	694,383
Other noncurrent liabilities	170,806	170,169
Total liabilities	5,719,048	3,579,082
Commitments and contingencies
Partners' capital:
Limited partner interest:
Common unitholders - public (49,588,960 units issued and outstanding as of March 31, 2016 and December 31, 2015)	1,764,698	1,768,890
Common unitholders - affiliated (45,750,826 units issued and outstanding as of March 31, 2016 and 37,776,746 units issued and outstanding as of December 31, 2015)	1,318,896	1,305,350
Class A unitholders - held by subsidiary (no units issued and outstanding as of March 31, 2016 and 11,018,744 units issued and outstanding as of December 31, 2015)	—	—
Class C unitholders - held by subsidiary (16,410,780 units issued and outstanding as of March 31, 2016 and no units issued and outstanding as of December 31, 2015)	—	—
Total partners' capital	3,083,594	3,074,240
Predecessor equity	—	2,188,497
Total equity	3,083,594	5,262,737
Total liabilities and equity	$8,802,642	$8,841,819

Exhibit 99.1

SUNOCO LP

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except unit and per unit amounts)

(unaudited)

	For the Three Months Ended March 31,
	2016	2015
Revenues
Retail motor fuel sales	$1,115,715	$1,367,656
Wholesale motor fuel sales to third parties	1,495,874	2,436,502
Wholesale motor fuel sales to affiliates	7,129	644
Merchandise sales	524,094	483,123
Rental income	22,124	19,782
Other	37,377	34,681
Total revenues	3,202,313	4,342,388
Cost of sales
Retail motor fuel cost of sales	984,442	1,258,550
Wholesale motor fuel cost of sales	1,351,844	2,306,165
Merchandise cost of sales	357,715	334,922
Other	9,569	1,659
Total cost of sales	2,703,570	3,901,296
Gross profit	498,743	441,092
Operating expenses
General and administrative	45,191	44,934
Other operating	249,005	230,774
Rent	33,457	33,326
Loss (gain) on disposal of assets	1,214	(31)
Depreciation, amortization and accretion	78,066	66,743
Total operating expenses	406,933	375,746
Income from operations	91,810	65,346
Interest expense, net	27,689	7,977
Income before income taxes	64,121	57,369
Income tax expense	2,112	8,063
Net income and comprehensive income	62,009	49,306
Less: Net income and comprehensive income attributable to noncontrolling interest	—	846
Less: Preacquisition income allocated to general partner	—	31,388
Net income and comprehensive income attributable to partners	$62,009	$17,072
Net income per limited partner unit:
Common (basic and diluted)	$0.47	$0.44
Subordinated (basic and diluted)	$—	$0.44
Weighted average limited partner units outstanding:
Common units - public (basic)	49,588,960	20,036,329
Common units - public (diluted)	49,610,314	20,074,000
Common units - affiliated (basic and diluted)	37,864,373	4,062,848
Subordinated units - affiliated	—	10,939,436
Cash distribution per unit	$0.82	$0.65

Exhibit 99.1

Key Operating Metrics

The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance. We operate our business in two primary operating divisions, wholesale and retail, both of which are included as reportable segments.

Key operating metrics set forth below are presented as of and for the three months ended March 31, 2016 and 2015 and have been derived from our historical consolidated financial statements.

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance (in thousands, except gross profit per gallon):

	For the Three Months Ended March 31,
	2016			2015
	Wholesale	Retail	Total	Wholesale	Retail	Total
Revenues
Retail motor fuel sales	$—	$1,115,715	$1,115,715	$—	$1,367,656	$1,367,656
Wholesale motor fuel sales to third parties	1,495,874	—	1,495,874	2,436,502	—	2,436,502
Wholesale motor fuel sales to affiliates	7,129	—	7,129	644	—	644
Merchandise sales	—	524,094	524,094	—	483,123	483,123
Rental income	18,720	3,404	22,124	11,509	8,273	19,782
Other income	5,941	31,436	37,377	5,612	29,069	34,681
Total revenue	$1,527,664	$1,674,649	$3,202313	$2,454,267	$1,888,121	$4,342,388
Gross profit
Retail motor fuel	$—	$131,273	$131,273	$—	$109,106	$109,106
Wholesale motor fuel	151,159	—	151,159	130,981	—	130,981
Merchandise	—	166,379	166,379	—	148,201	148,201
Rental and other	23,367	26,565	49,932	15,565	37,239	52,804
Total gross profit	$174,526	$324,217	$498,743	$146,546	$294,546	$441,092
Net income (loss) and comprehensive income (loss) attributable to partners	$86,019	$(24,010)	$62,009	$41,584	$(24,512)	$17,072
Adjusted EBITDA attributable to partners (2)	$102,228	$56,659	$158,887	$82,008	$45,309	$127,317
Distributable cash flow attributable to partners, as adjusted (2)			$111,520			$30,454
Operating Data
Total motor fuel gallons sold:
Retail		608,141	608,141		589,096	589,096
Wholesale	1,232,599		1,232,599	1,296,575		1,296,575
Motor fuel gross profit (cents per gallon) (1):
Retail		21.3¢			18.6¢
Wholesale	11.4¢			9.6¢
Volume-weighted average for all gallons			14.7¢			12.4¢
Retail merchandise margin		31.7%			30.7%

(1)	Excludes the impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA.
(2)

We define EBITDA as net income before net interest expense, income tax expense and depreciation, amortization and accretion expense. We define Adjusted EBITDA to include adjustments for non-cash compensation expense, gains and losses on disposal of assets, unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense including the accrual of interest expense related to our 2020 and 2023 Senior Notes that is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures, and other non-cash adjustments. Further adjustments are made to distributable cash flow for certain transaction-related and non-recurring expenses that are included in net income.

We believe EBITDA, Adjusted EBITDA, and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

Exhibit 99.1

•	our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and
•

distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements for, capital expenditures or contractual commitments;
•	they do not reflect changes in, or cash requirements for, working capital;
•	they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow for the three months ended March 31, 2016 and 2015 (in thousands):

	For the Three Months Ended March 31,
	2016			2015
	Wholesale	Retail	Total	Wholesale	Retail	Total
Net income (loss) and comprehensive income (loss)	$86,019	$(24,010)	$62,009	$66,100	$(16,794)	$49,306
Depreciation, amortization and accretion	16,853	61,213	78,066	18,791	47,952	66,743
Interest expense, net	12,128	15,561	27,689	1,002	6,975	7,977
Income tax expense (benefit)	(748)	2,860	2,112	1,041	7,022	8,063
EBITDA	$114,252	$55,624	$169,876	$86,934	$45,155	$132,089
Non-cash stock compensation expense	2,369	815	3,184	430	928	1,358
Loss (gain) on disposal of assets	(446)	1,660	1,214	159	(190)	(31)
Unrealized loss (gain) on commodity derivatives	(2,725)	—	(2,725)	1,406	—	1,406
Inventory fair value adjustment	(11,222)	(1,440)	(12,662)	(6,921)	262	(6,659)
Adjusted EBITDA	$102,228	$56,659	$158,887	$82,008	$46,155	$128,163
Adjusted EBITDA attributable to noncontrolling interest	—	—	—	—	846	846
Adjusted EBITDA attributable to partners	$102,228	$56,659	$158,887	$82,008	$45,309	$127,317
Cash interest expense (3)			26,449			7,129
Income tax expense (current)			2,120			133
Maintenance capital expenditures			19,628			2,864
Preacquisition earnings			—			87,621
Distributable cash flow attributable to partners			$110,690			$29,570
Transaction-related expense			830			884
Distributable cash flow attributable to partners, as adjusted			$111,520			$30,454

(3)	Reflects the Partnership’s cash interest paid less the cash interest paid on our VIE debt of $0.7 million during the three months ended March 31, 2015.

Exhibit 99.1

Capital Spending

SUN's gross capital expenditures for the first quarter were $96.2 million, which included $76.6 million for growth capital and $19.6 million for maintenance capital.  Approximately $23.8 million of the growth capital spend was for the construction of new-to-industry sites of which four were opened in the first quarter with six currently under construction.

SUN expects capital spending for the full year 2016, excluding acquisitions, to be within the following ranges ($ in millions)

Growth		Maintenance
Low	High	Low	High
$390	$420	$100	$110

Growth capital spending includes the construction of 35 to 40 new-to-industry sites that SUN anticipates building in 2016.